Amegy

Bank®

ofTexas

P.O. Bo x 650696 • Dallas, Texas 75265-0696

www .amegybank.com

August 4, 2021

Mr. Bill McLaughlin

Fuse Medical, Inc.

1565 N Central Expy Ste. 200 Richardson, TX

Re:Fuse Medical, Inc. Loan Agreement

Dear Mr. McLaughlin,

Fuse Medical, Inc. is in default of the above-referenced indebtedness pursuant to the terms of the Note and other documents evidencing, securing or pertaining to the indebtedness. The default arose from non-compliance with the minimum trailing twelve-month EBITDA covenant for the period ending 6/30/2021.

These violations constitute an Event of Default (as defined in the Loan Agreement) under the Loan Agreement (the "Default").

This letter constitutes notice by the Bank to Fuse Medical, Inc. that the Bank has waived the aforementioned defaults for 6/30/2021. This letter does not constitute a waiver of any default or Event of Default under the Loan Agreement except for the Default(s) described in the preceding paragraphs, or an agreement to waive any future defaults or Events of Default under the Loan Agreement, and no such inference, assumption, or course of dealing shall be created hereby. The Bank expressly reserves any and all rights and remedies under the Notes, the Loan Agreement, and all other documents executed in connection therewith, at law and in equity.

Sincerely,

/s/ Nicholas J. Diaz

Nicholas J. Diaz

Executive Vice President Amegy Bank

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